REINHOLD INDUSTRIES ENTERS INTO DEFINITIVE AGREEMENT TO SELL NP AEROSPACE
                                   SUBSIDIARY


SANTA FE SPRINGS, CA, Monday, September 26, 2005 Reinhold Industries, Inc. (NASDAQ:RNHDA) of Santa Fe Springs, California, today announced that it had entered into a definitive agreement to sell its U.K. based subsidiary, NP Aerospace Ltd., to The Carlyle Group for 30 million British Pounds Sterling ($53.4 million based on the current exchange rate of 1.78).

         After a thorough review of the company's strategic alternatives with respect to NP Aerospace, the Board of Directors unanimously approved the definitive agreement and recommends that the company's shareholders vote in favor of the transaction at a special meeting to be held for such purpose.

         "We are fortunate to be working with an acquirer with the financial means and global presence such as Carlyle," said Ralph R. Whitney, Jr., Chairman of the Board of Reinhold. "We expect that the foundation of business created during Reinhold's ownership of NP Aerospace will support Carlyle's going forward strategy while providing a significant return to our shareholders."

         Michael T. Furry, Reinhold's President and CEO commented: "The sale of NP Aerospace will enable Reinhold to focus on its domestic aerospace, aircraft seating and commercial molding businesses. This divestiture will enable us to operate more efficiently by reducing the company's operating expenses."

         Reinhold intends to use up to approximately $25,000,000 of the net proceeds from the sale of NP Aerospace to repay all or substantially all of its outstanding senior indebtedness. Reinhold's board of directors will consider a number of alternatives for the use of the balance of the net proceeds. Because Reinhold will be a smaller company after the sale of NP Aerospace, Reinhold's board will also review its regular dividend policy.

         Reinhold Industries, Inc. is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         To the extent the Company makes certain "forward-looking statements" in this press release, such as statements about future plans, goals and other events which have not yet occurred, such statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified because they include words such as the Company "believes," "anticipates," "expects" or words of similar import. These forward-looking statements involve risks and uncertainties and the actual results could differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, without limitation, risks associated with levels of U.S. and foreign military spending, currency fluctuations and the financial condition of the airline industry. You should consider these risks and factors and the impact they may have when you evaluate these forward-looking statements. These statements are based only on the Company's knowledge and expectations on the date of this press release. The Company disclaims any duty to update these statements or other information in this press release based on future events or circumstances.